Exhibit 99

RETIREMENT SAVINGS PLAN OF

BNY SECURITIES GROUP

Financial Statements for the Years Ended

December 31, 2006, 2005, and 2004

RETIREMENT SAVINGS PLAN OF BNY

SECURITIES GROUP

TABLE OF CONTENTS

PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS AS OF DECEMBER 31, 2006 AND 2005	2

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004	3

NOTES TO FINANCIAL STATEMENTS	4 - 14

SUPPLEMENTAL SCHEDULE

SCHEDULE H, LINE 4(i) – SCHEDULE OF ASSETS HELD AT END OF YEAR	15 - 16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Committee and the Participants of

The Retirement Savings Plan of BNY Securities Group

We have audited the accompanying statements of net assets available for benefits of the Retirement Savings Plan of BNY Securities Group as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for the benefits of the Plan at December 31, 2006 and 2005, and the changes in its net assets available for benefits for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held at end of year as of December 31, 2006 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

New York, New York

June 22, 2007

RETIREMENT SAVINGS PLAN OF BNY SECURITIES GROUP

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2006	2005
ASSETS:
Investments:
The Bank of New York Company, Inc. Common Stock Fund - at fair value	$3,220,109	$1,768,146
BNY Hamilton funds - at fair value	5,852,074	—
Other investment funds - at fair value	290,861,751	245,283,916
Loans to participants	7,124,838	7,482,274

Total investments	307,058,772	254,534,336

Employer’s contributions receivable	15,854,821	13,661,845

Total assets	322,913,593	268,196,181

NET ASSETS AVAILABLE FOR BENEFITS, AT FAIR VALUE	322,913,593	268,196,181

Adjustments from fair value to contract value for fully benefit-responsive investment contracts	534,252	582,650

NET ASSETS AVAILABLE FOR BENEFITS	$323,447,845	$268,778,831

See accompanying notes to the financial statements.

RETIREMENT SAVINGS PLAN OF BNY SECURITIES GROUP

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
	2006	2005	2004
ADDITIONS:
Investment income:
Interest and dividend income	$18,765,322	$9,384,888	$5,526,835
Net appreciation in fair value of investments	15,554,108	9,127,347	12,214,448

Total investment income	34,319,430	18,512,235	17,741,283

Contributions:
Employer	15,777,893	13,661,845	13,425,187

Participants
Transfer in from participants	42,455,284	—	—
Participants’ contributions during the year	26,660,969	23,042,727	20,758,952

Total participants’ contributions	69,116,253	23,042,727	20,758,952

Total contributions	84,894,146	36,704,572	34,184,139

Total additions	119,213,576	55,216,807	51,925,422

DEDUCTIONS:
Benefits paid to participants	34,702,192	11,602,643	6,521,591
Administrative expenses	212,058	55,064	39,681

Total deductions	34,914,250	11,657,707	6,561,272

Transfers (to)/from other plans	(29,630,312)	485,228	1,646,050

Net increase	54,669,014	44,044,328	47,010,200

NET ASSETS AVAILABLE FOR BENEFITS
At January 1	268,778,831	224,734,503	177,724,303

At December 31	$323,447,845	$268,778,831	$224,734,503

See accompanying notes to the financial statements.

RETIREMENT SAVINGS PLAN OF BNY SECURITIES GROUP

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

General Information – On January 1, 2006, the Retirement Savings Plan of BNY Brokerage, Inc. (the “Brokerage Plan”) merged into the Retirement Savings Plan of Pershing LLC (the “Pershing Plan”). At that time, the Pershing Plan was renamed as the Retirement Savings Plan of BNY Securities Group (the “Plan”). Approximately $42.5 million of the balances from the Brokerage Plan were transferred to the Plan and credited to the employee’s account. The Plan offers investment opportunities in 29 new funds, plus The Bank of New York Company, Inc. Common Stock Fund. Under the Plan, participants may contribute up to 20% of pre-tax earnings, subject to limitation in accordance with Internal Revenue Service (“IRS”) regulations. In addition, employees may contribute on an after-tax basis, thereby allowing for a combination of both pre-tax and after-tax earnings. The Bank of New York Company, Inc. (the “Company”) makes a dollar-for-dollar matching contribution equal to 100% of the first $3,000 of contributions under the Plan.

The Plan is a defined contribution plan sponsored by the Company, and is intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan provides employees with an opportunity to invest a portion of their annual compensation, augmented by matching Company contributions, as well as discretionary contributions made by the Company, for additional income in their retirement.

As of December 31, 2006, the Plan’s assets were serviced by Wachovia Bank, N.A. (“Wachovia”) and Fidelity Trust Company (“Fidelity”). On March 16, 2007, the Company transferred the accounts in the Brokerage Plan held at Wachovia to Fidelity.

Administration of the Plan – The Plan is administered by the Plan Committee (“Committee”) consisting of at least three persons, whose positions with The Bank of New York, a wholly-owned subsidiary of the Company, are set forth in the Plan to serve as fiduciaries of the Plan. In accordance with the provisions of the Plan, The Bank of New York provides certain administrative and investment services to the Plan.

Participation – Employees eligible to participate in the Plan are (i) participants employed by a participating employer in the Pershing Plan as of December 31, 2005, (ii) participants employed by a participating employer in the Brokerage Plan as of December 31, 2005, (iii) new domestic employees of Pershing LLC and BNY Brokerage, Inc. and their affiliates, and (iv) employees of any other affiliate of the Company who adopts this Plan. New domestic employees of Pershing LLC and BNY Brokerage, Inc. who are hired on or after January 1, 2006 (other than part-time employees scheduled to work 20 or fewer hours per week), will be eligible to participate in the Plan following 30 days of service. A part-time employee who is hired on or after January 1, 2006, will be eligible to participate in the Plan on the first day following the 12 consecutive month period of employment during which the part-time employee completes 1,000 hours of services.

All employees who have not taken action to either enroll or decline to enroll in the Plan after 45 days of employment are automatically enrolled in the Plan with a contribution rate of 4% of their pre-tax compensation. The money will be directed into the Fidelity Managed Income Portfolio Fund (a stable-value fund). Employees may stop their contributions to the Plan entirely, may change their contribution percentage or may change their fund selection at any time.

Contributions - Employees may voluntarily contribute up to 20% of their total compensation (as defined) to the Plan. Total compensation for Plan purposes is limited to $220,000 for 2006, $210,000 for 2005, and $205,000 for 2004.

To satisfy Section 401(k) of the Internal Revenue Code of 1986 as amended (the “Code”), contributions are limited to the extent necessary to reduce the actual deferral percentage for the affected highly compensated group, as defined by the Code. The maximum individual salary deferral contribution per participant for the year is $15,000 in 2006, $14,000 in 2005, and $13,000 in 2004.

In 2005 and 2004, there were two types of contributions made to the Pershing Plan by the Company: (1) the “Retirement Contribution” and (2) the “Non-discretionary Contribution” or “Matching Contribution.”

Retirement Contribution - All employees are eligible for the Retirement Contribution. The employee must be employed by Pershing LLC on December 31st of each year in order to receive that year’s Retirement Contribution. The contribution is based on the amount of base salary paid to the employee during the year and years of service. Based on these factors, the Company may contribute up to 10% of the employee’s base salary. The Retirement Contribution vests upon completion of five years of service.

Non-Discretionary or Matching Contributions - Pershing LLC makes a contribution to the employee’s account for a particular year, provided the employee is employed on December 31st of that year. The amount of this contribution depends on the employee’s eligibility group (as defined). Non-discretionary or Matching Contributions are always 100% vested.

In 2006, there are three types of contributions made to the Plan by the Company: (i) the “Profit Sharing Contribution” (ii) the “Matching Contribution” and (iii) the “Qualified Employer Contribution”.

Profit Sharing Contribution - All employees are eligible for the Profit Sharing Contribution. The employee must be employed by the Company on December 31st of each year in order to receive that year’s Profit Sharing Contribution. The contribution is based on the amount of base salary paid to the employee during the Plan Year and the respective percentage of base salary. Based on these factors, the Company may contribute up to 10% of the employee’s base salary. Profit Sharing Contributions are 20% vested after one full year of service, 40% vested after two full years of services, 60% vested after three full years of service, 80% vested after four full years of services and 100% vested after five full years of services.

Matching Contribution – The Company makes a contribution to the employee’s account for a particular year, provided the employee is employed on December 31st of that year and elected or made pre-tax or after-tax contributions. The Plan provides that, generally participants will receive a Matching Contribution equal to 100% of their pre-tax or after-tax contributions (other than catch-up contributions), up to a maximum employer contribution of $3,000. Matching Contributions are 100% immediately vested.

Qualified Employer Contribution – Employees may also receive Qualified Nonelective Contributions or Qualified Matching Contributions to the Plan in order to satisfy applicable non-discrimination standards under the Code. The amount of any additional Qualified Nonelective Contributions or Qualified Matching Contributions and the method used to allocate such contributions among participants will be determined at the discretion of the Committee. Qualified Employer Contributions are 100% immediately vested.

Employees who will be age 50 or older at any time in 2006 may elect to make additional pre-tax contributions over and above the $15,000 permitted by the Code. In 2006, the maximum catch-up contribution is $5,000 and will increase thereafter, as provided in the Code. Catch-up contributions are not eligible for a Matching Contribution from the Company.

Employees may rollover lump-sum payment of pre-tax contributions and earnings from a previous employer’s qualified retirement plan within 60 days after receipt, provided certain other legal requirements are satisfied. A rollover contribution does not make the employee eligible for Plan participation until the normal service requirements are met. The Company does not match rollover contributions.

In addition to the Plan’s restrictions, the Code places overall limits on the amount that can be added to the participant’s Plan account each year. The Code defined contribution plan annual contribution limit for 2006 is $44,000, which includes participant’s contributions (other than catch-up and rollover contributions), any Profit Sharing Contributions, Matching Contributions, Qualified Non-elective Contributions or Qualified Matching Contributions, and the 5% discount on Company Common Stock purchased through The Bank of New York Company, Inc. Common Stock Fund.

Participant Accounts – The participant’s account is credited with the applicable amount of Company contributions and any voluntary contributions made by the participant. Payments with respect to a participant’s interest under the Plan are charged to the participant’s account. The account is also credited or charged with the proportionate share of changes in the net assets of the Plan arising from investment activities.

Investment Programs – Each of the Plan’s participants directs The Bank of New York as the trustee of the Plan (the “Trustee”) to invest their account in one or more of the 29 professionally managed mutual funds, plus The Bank of New York Company, Inc. Common Stock Fund described below. There is a wide variety of investment choices, such as stable value, international, indexed, bond, and growth funds. The performance of the investment funds being offered in the Plan is evaluated regularly, and the funds offered under the Plan may change periodically.

Following is the list of investment funds available in the Plan (including The Bank of New York Company, Inc. Common Stock Fund):

Fidelity Managed Income Portfolio Fund – A stable-value fund that seeks to preserve principal investment while earning interest income.

Vanguard Institutional Index Fund – Seeks long-term growth of capital and income from dividends by tracking the performance of the S&P 500 Index.

The Oakmark Select Fund I – Non-diversified fund that seeks long-term capital growth by investing primarily in undervalued common stocks of U.S. companies.

Fidelity Dividend Growth Fund – Seeks to provide capital appreciation by investing in common stocks of companies that pay dividends or that have the potential to pay dividends in the future. The fund does not invest for income.

T. Rowe Price Mid-Cap Growth Fund – Seeks to provide long-term capital appreciation by investing in mid-cap stocks offering the potential for above-average earnings growth.

Neuberger Berman Genesis Fund – Seeks to provide growth of capital by investing in common stocks of small cap domestic companies with market capitalizations of up to $1.5 billion.

T. Rowe Price Small Cap Value Fund – Seeks to provide long-term capital growth by investing primarily in small companies whose common stocks are believed to be undervalued.

Columbia Acorn Fund Class Z – Seeks long-term capital growth by investing in both domestic and foreign small- to mid-cap companies with market capitalizations of less than $5 billion.

PIMCO Real Return Fund – Seeks to provide maximum real return, consistent with preservation of real capital and prudent investment management by investing at least 80% of assets in inflation-indexed bonds of various maturities issued by the U.S. and non-U.S. governments, their agencies, and corporations.

Fidelity Contra Fund – Seeks to provide capital appreciation by investing primarily in growth or value stocks of both foreign and domestic issuers.

PIMCO Total Return Fund – Seeks to provide maximum total return consistent with preservation of capital and prudent investment management by investing in all types of bonds, including U.S. government, corporate, mortgage and foreign.

Vanguard PRIMECAP Fund – Seeks long-term growth of capital by investing primarily in common stocks of mid- to large- cap companies whose market values range from $3 billion to $30 billion, which the advisor expects to have favorable prospects for capital growth and sell at attractive prices.

The Bank of New York Company, Inc. Common Stock Fund – Funds are invested primarily in The Bank of New York Company, Inc. common stock and includes a small amount of cash that is invested in an interest-bearing account.

PIMCO Long-Term U.S. Government Fund – Seeks maximum total return consistent with preservation of capital and prudent investment management by investing primarily in high-quality, long-term U.S. government securities.

Vanguard Windsor II Fund – Seeks to provide long-term capital appreciation and income by investing primarily in large- and mid-capitalization companies whose stocks are considered undervalued.

American Funds AMCAP Fund Class A – Seeks long-term capital growth by investing primarily in stocks of companies located in the U.S.

PIMCO High Yield Fund – Seeks maximum total return while preserving capital by investing at least 80% of its assets in high-yield securities rated below investment grade, with the remainder of assets in investment grade fixed-income instruments.

Alliance/Frontier Growth Fund – Seeks long-term capital appreciation exceeding the performance of the S&P 500 Index, by investing primarily in common stock.

American Funds Capital World Growth & Income Fund Class A – Seeks to provide long-term capital growth and current income by investing in stocks, bonds, and money market instruments in countries all over the world.

The Oakmark International Fund I – Seeks long-term capital appreciation by investing in undervalued mid- to large-cap equity securities in any country outside the U.S.

Fidelity Balanced Fund – Seeks to provide income and capital growth by investing approximately 60% of its assets in stocks and other equity securities and the remainder in bonds and other debt securities.

Fidelity Diversified International Fund – Seeks to provide capital growth by investing in common stocks of foreign companies.

Vanguard Strategic Equity Fund – Seeks maximum long-term growth of capital by investing primarily in mid- and small-cap stocks.

Templeton Institutional Funds, Inc. Emerging Market Series – Seeks long-term capital growth by investing at least 80% of assets in common stocks of companies in emerging market countries.

Morgan Stanley U.S. Real Estate Portfolio Class A – Seeks to provide current income and long-term growth by investing in equity securities of companies in the U.S. real estate industry.

Vanguard Capital Opportunity Fund – Seeks long-term growth of capital by investing primarily in U.S. stocks, emphasizing companies with rapid earnings growth prospects.

Vanguard LifeStrategy Growth Fund – Seeks to provide capital appreciation and some current income by investing in a combination of Vanguard mutual funds with a mix of about 80% stocks and 20% bonds.

Vanguard LifeStrategy Income Fund – Seeks a combination of income and low-to-moderate growth by investing in a combination of Vanguard mutual funds with a mix of 5%-30% stocks, 70%-95% bonds, and 0%-25% short-term investments.

Vanguard LifeStrategy Moderate Growth Fund – Seeks long-term growth of capital and income by investing in a combination of Vanguard mutual funds with a mix of about 60% stocks, and 40% bonds.

Vanguard LifeStrategy Conservative Growth Fund – Seeks to provide a combination of income and low-to-moderate growth by investing in a combination of Vanguard mutual funds with a mix of about 40% stocks, 40% bonds, and 20% short-term investments.

At December 31, 2006, the Plan’s assets were invested in the following funds. All of these funds were subsequently transferred on March 16, 2007, to investment funds listed above.

BNY Hamilton Large Cap Equity Fund Class A – Funds are invested in equity securities of companies with above average dividend yields.

BNY Hamilton Intermediate Government Bond Fund – Funds are invested primarily in debt obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

BNY Hamilton Large Cap Growth Fund – Funds are invested in equity securities of companies that are believed to have superior growth potential.

BNY Hamilton Money Fund Premier – Funds are invested primarily in high quality money market instruments.

BNY Hamilton Small Cap Growth Fund Class A – Funds are invested mainly in equity securities of small domestic and foreign emerging growth companies.

AIM Basic Balanced Fund Class A – Funds are invested mainly in a broadly diversified portfolio of equity and fixed income securities.

AIM Constellation Fund Class A – Funds are invested in equity securities with an emphasis on medium-sized and smaller emerging growth companies.

AIM Income Fund Class A – Funds are invested primarily in fixed-rate corporate debt and U.S. and non-U.S. government obligations.

American High Income Trust Fund – Funds are invested primarily in high-yield, high-risk fixed income securities.

Dreyfus S&P 500 Index Fund – Funds are invested in a portfolio of securities that are structured according to the S&P 500 Composite Stock Price Index.

Neuberger Berman International Fund – Funds are invested in equity securities of non-U.S. companies in Europe, the Far East and other regions, including emerging industrialized markets.

Templeton Developing Markets Fund – Funds are invested in equity securities in developing markets of non-U.S. companies in Asia, Latin America/Caribbean, Mid-East/Africa and Europe.

Vanguard Growth Index Fund – Seeks to track the performance of the MSCI U.S. Prime Market Growth Index that measures the investment return of large-capitalization growth stocks.

Vanguard Small Cap Growth Index Fund – Seeks to track the performance of the MSCI U.S. Small Cap Growth Index that measures the investment return of growth stocks of small companies.

Vanguard REIT Index Fund – Seeks to track the performance of the MSCI U.S. REIT Index that measures the investment return of equity real estate investment trusts.

Fidelity Low-Priced Stock Fund – Seeks capital appreciation by investing at least 65% of total assets in low-priced common stock.

Vanguard Selected Value Fund – Seeks to provide long-term capital appreciation and income by investing in mid-cap, deep-value equities.

American Funds Growth Fund of America Class A – Seeks to provide long-term growth of capital through a diversified portfolio of common stocks.

Vanguard Convertible Securities Fund – Seeks to provide current income and long-term capital appreciation by investing in broadly diversified convertible securities.

Vanguard Energy Fund – Seeks to provide long-term capital appreciation by investing in multi-cap equities in the energy sector.

The Plan is intended to qualify under Section 404 (c) of ERISA.

Withdrawals from the Plan – The full value of the participant’s vested interest in his or her account in the Plan may be distributed upon termination of the participant’s employment. The account value will be paid as a lump sum distribution. The participant may elect to have the total vested value of the account remain in the Plan until April 1 of the year following the year the participant attains age 70  1/2; however, account balances less than $1,000 (amended from $5,000 effective March 28, 2005) will be automatically distributed in cash after termination of employment if a distribution has not been requested. Employees working past age 70  1/2 may defer commencement of distributions until April 1 following the calendar year in which they terminate employment.

In the event of the participant’s death, payments will be made to the designated beneficiary. If the participant is married, the spouse is automatically the beneficiary, unless the participant designated an alternate beneficiary, which is consented to by the participant’s spouse as witnessed by a plan representative or notary public. If the participant is not married, and if no beneficiary was designated, payments go directly to the participant’s estate.

Subject to certain limitations, a participant may also withdraw all or part of his or her account that is vested upon attainment of age 59 1/2, or in the event of total disability or extreme hardship. Participants may also request an in-service distribution of all or any part of the account attributable to after-tax contributions.

Loans to Participants – Participants may borrow against their account balance according to the procedures as described in the Plan’s Summary Plan Description. Loans from the Plan must be repaid over one to five years for a regular loan and one to ten years for a primary residence loan. Participant loans are secured by the balance in the participant’s account and bear interest rate based on the prime lending rate (4.50%—8.25% in 2006, 4.50% in 2005, and 4.25%—4.50% in 2004). Loans will be repaid by deducting a set amount of principal and interest from each of the participant’s paycheck. The participant cannot borrow against the value of their retirement contribution and earnings even if they are vested. Generally, the participant may borrow up to 50% of the total vested value of the account with a minimum loan amount of $500 and a maximum of $50,000. Accounts bearing outstanding loans do not share in the gains and losses of the trust fund to the extent of the loan amount. Loan repayments and interest are credited to the account as they are paid.

Forfeitures – Participant forfeitures are maintained by the Plan.

Amendment, Suspension and Termination - The Board of Directors of the Company (the “Board”) may amend or terminate the Plan, in whole or in part, at any time. No such amendment or termination, however, may have the effect of diverting any part of the net plan assets to any purpose other than for the exclusive benefit of the participants. Likewise, no amendment or termination may reduce the interest of any participant in the net plan assets accrued prior to such amendment. The Board may, however, make such amendments, of retroactive effect if necessary, as are required or advisable to comply with the provisions of the Code and ERISA pertaining to savings plans and trusts.

In the event of termination, the Plan and the trust agreement may be kept in effect by the Board with respect to the contributions already made to the Plan, or the trust agreement may be terminated. If the trust agreement is terminated, assets of the Plan, except for The Bank of New York Company, Inc. Common Stock Fund, shall be converted into cash and such cash shall be distributed to the participants in proportion to their respective interests. Participants in The Bank of New York Company, Inc. Common Stock Fund shall receive their proportionate share of the fund assets in The Bank of New York Company, Inc. common stock, and cash for any fractional shares.

Additional information regarding participants’ rights is provided in the Summary Plan Description.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recent Accounting Pronouncement – In December 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the “FSP”). The FSP defines the circumstances in which an investment contract is considered fully benefit responsive and provides certain reporting and disclosure requirements for fully benefit responsive investment contracts in defined contribution health and welfare and pension plans. The financial statement presentation and disclosure provisions of the FSP are effective for financial statements issued for annual periods ending after December 15, 2006 and are required to be applied retroactively to all prior periods presented for comparative purposes. The Plan has adopted the provisions of the FSP at December 31, 2006.

As required by the FSP, investments in the accompanying Statements of Net Assets Available for Benefits include fully benefit responsive investment contracts recognized at fair value. AICPA Statement of Position 94-4-1, Reporting of Investment Contracts Held by Health and Welfare Benefit Plans and Defined Contribution Pension Plans, as amended, requires fully benefit responsive investment contracts to be reported at fair value in the Plan’s Statement of Net Assets Available for Benefits with a corresponding adjustment to reflect these investments at contract value. The requirements of the FSP have been applied retroactively to the Statement of Net Assets Available for Benefits as of December 31, 2005 presented for comparative purposes. Adoption of the FSP had no effect on the Statement of Changes in Net Assets Available for Benefits for any period presented.

In September 2006, the FASB issued Statement on Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”). This standard clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. As of December 31, 2006, the Plan is currently evaluating the impact FAS 157 will have on the amounts reported in the financial statements.

The following is a summary of significant accounting policies of the Plan:

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation – The investments were held by Wachovia and Fidelity, the custodians, and were reported at fair value, except for its investment in Fidelity Managed Income Portfolio Fund (“FMIP”), which is valued at contract value. Subsequently, on March 16, 2007, investments held at Wachovia were transferred to Fidelity. The fair value of the investments in investment funds are based on the market values of the underlying securities. The fair value of the investment in the Company’s common stock is based on quoted market prices. Loans to participants are valued at their outstanding principal balances.

The investment in FMIP is stated at contract value, which is equal to principal balance plus accrued interest. As provided in the FSP, an investment contract is generally permitted to be valued at contract value, rather than fair value, to the extent it is fully benefit-responsive. The fair value of FMIP is equal to the sum of the market value of all its investments. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The average yield and crediting interest rates were 4.05% and 4.27% for 2006 and 3.84% and 3.65% for 2005. The crediting interest rate is based on a formula agreed upon with the issuer. Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan) (ii) changes to plan’s prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the plan sponsor or other plan sponsor events (e.g. divestitures or spin-offs of a subsidiary) which cause a significant withdrawal from the plan or (iv) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan Administrator does not believe that the occurrence of any such value event, which would limit the Plan’s ability to transact at contract value with participants is probable.

Investment Transactions and Investment Income - Investment transactions are recognized on the trade date of the purchase or sale. Dividend income is recognized on the ex-dividend date. Interest income is recognized on an accrual basis.

Administrative Expenses – The Company either pays directly, or reimburses to the Plan, all administrative fees directly charged to the Plan.

Tax Status – The Pershing Plan has received a determination letter from the IRS dated October 20, 2006, stating that the Plan is qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended and restated. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan Committee believes the Plan is being operating in compliance with the applicable requirements of the Code and, therefore believes that the Plan, as amended and restated is qualified and the related trust is tax exempt.

3.	INVESTMENTS

The fair values of individual investments that represent five percent or more of the Plan’s net assets available for benefits are as follows:

	December 31,
	2006		2005
Investments at Fair Value:
Fidelity Managed Income Portfolio Fund (stated at contract value)	$53,690,058		$51,905,437

Fidelity Contra Fund	28,671,581		5,711,975	*

Vanguard Institutional Index	18,550,258		10,260,515	*

Fidelity Diversified International Fund	17,657,852		1,485,526	*

Vanguard Windsor II Fund	16,592,613		2,668,512	*

Alliance/Frontier Growth Fund	6,724,868	*	16,437,169

*	Represents less than 5% of the Plan’s net assets available for benefits.

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated / (depreciated) in fair value as follows:

Net Appreciation / (Depreciation) in Fair Value

	2006	2005	2004
The Bank of New York Company, Inc. Common Stock Fund	$591,059	$(4,373)	$85,458

BNY Hamilton Funds	661,499	—	—

Other Investment Funds:

Core Investment Options	2,229,751	2,045,004	3,171,726

Asset Allocation/Life Strategy Funds	782,598	368,381	395,655

Index Funds	1,401,419	312,674	488,270

Extended Options	9,887,782	6,405,661	8,073,339

	$15,554,108	$9,127,347	$12,214,448

The Plan’s investment in The Bank of New York Company, Inc. common stock earned dividend income of $70,427 in 2006, $48,262 in 2005 and $0 in 2004. The plan’s investments in the BNY Hamilton funds earned interest and dividend income of $9,811 in 2006.

4.	RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

5.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2006, to the Form 5500:

Net assets available for benefits per the financial statements	$323,447,845

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(534,252)

Net assets available for benefits per the Form 5500	$322,913,593

The following is a reconciliation of the change in net assets available for benefits per the financial statements for the year ended December 31, 2006, to the Form 5500:

Net increase in net assets available for benefits per the financial statements	$54,669,014
Less: Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(534,252)

Net increase in assets available for benefits per the Form 5500	$54,134,762

The accompanying financial statements present fully benefit responsive contracts at contract value. The Form 5500 requires fully benefit responsive investment contracts to be reported at fair value. Therefore, the adjustment from fair value to contract value for fully benefit responsive investment contracts represents a reconciling item.

SUPPLEMENTAL SCHEDULE

RETIREMENT SAVINGS PLAN OF

BNY SECURITIES GROUP

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD AT END OF YEAR

Identity of Issue, Borrower, Lessor or Similar Party	Number of Shares Held	Fair Value
* The Bank of New York Company, Inc. Common Stock Fund	246,558	$3,220,109
* BNY Hamilton Large Cap Equity Fund Class A	70,144	1,010,774
* BNY Hamilton Intermediate Government Bond Fund	37,575	415,790
* BNY Hamilton Large Cap Growth Fund	151,500	1,157,462
* BNY Hamilton Money Fund Premier	194,122	2,109,056
* BNY Hamilton Small Cap Growth Fund Class A	82,198	1,158,992

Total BNY Hamilton Funds		5,852,074
AIM Basic Balanced Fund Class A	96,260	1,276,406
AIM Constellation Fund Class A	51,460	1,349,278
AIM Income Fund Class A	24,267	311,530
Alliance/Frontier Growth Fund	471,921	6,724,868
American Funds AMCAP Fund A	205,467	4,113,454
American Funds Capital World Growth & Income Fund A	181,966	7,629,814
American Funds Growth Fund of America Fund A	52	1,716
American High Income Trust Fund	21,767	348,112
Columbia Acorn Fund Class Z	391,460	11,630,271
Dreyfus S&P 500 Index Fund	82,038	3,281,508
* Fidelity Balanced Fund	443,597	8,619,081
* Fidelity Contra Fund	439,748	28,671,581
* Fidelity Diversified International Fund	477,885	17,657,852
* Fidelity Dividend Growth Fund	183,448	5,811,629
* Fidelity Low-Priced Stock Fund	129,670	5,645,813
* Fidelity Managed Income Portfolio Fund	53,690,058	53,155,806
Morgan Stanley Institutional U.S. Real Estate Fund A	275,753	7,784,515
Neuberger Berman Genesis Trust	107,984	5,154,057
Neuberger Berman International Fund	57,193	1,400,094
PIMCO High Yield Fund	267,931	2,649,841
PIMCO Long-Term Government I Fund	198,389	2,104,908
PIMCO Real Return Fund	294,289	3,134,180
PIMCO Total Return Fund	1,098,434	11,401,747
T. Rowe Price Mid-Cap Growth Fund	141,231	7,582,666
T. Rowe Price Small-Cap Value Fund	183,531	7,563,302
Templeton Developing Markets Fund	46,583	1,317,366
The Oakmark International I Fund	263,240	6,699,461
The Oakmark Select I Fund	184,261	6,169,043
TIFI Templeton Emerging Markets Fund	431,156	8,993,906

RETIREMENT SAVINGS PLAN OF

BNY SECURITIES GROUP

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD AT END OF YEAR

Identity of Issue, Borrower, Lessor or Similar Party	Number of Shares Held	Fair Value
Vanguard Capital Opportunity Fund	27,939	$2,367,835
Vanguard Convertible Securities Fund	2,654	36,198
Vanguard Energy Fund	23,299	2,827,825
Vanguard Growth Index Fund	7,935	236,215
Vanguard Institutional Index Fund	143,146	18,550,258
Vanguard Life Strategy Conservative Growth Fund	34,426	571,123
Vanguard Life Strategy Growth Fund	179,553	4,285,928
Vanguard Life Strategy Income Fund	69,903	973,754
Vanguard Life Strategy Moderate Growth Fund	160,300	3,263,700
Vanguard Primecap Fund	73,678	5,271,627
Vanguard REIT Index Fund	3,844	419,613
Vanguard Selected Value Fund	26,890	567,107
Vanguard Small Cap Growth Index Fund	31,658	580,614
Vanguard Strategic Equity Fund	259,456	6,133,536
Vanguard Windsor II Fund	268,968	16,592,613

Total Other Investment Funds		290,861,751

* Loans to Participants	Various loans at various interest rates due from 1 to 10 years	7,124,838

TOTAL INVESTMENTS		$307,058,772

*	Represents a party-in-interest